FIRST AMENDMENT

     THIS FIRST AMENDMENT, dated as of February 26, 2001 to the Rights Agreement, dated as of November 28, 1995 (the "Rights Agreement"), between NUI Corporation (the "Company") and Mellon Securities Trust Company, as Rights Agent (the "Rights Agent").

     WHEREAS, the parties hereto are parties to the Rights Agreement;

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors deems it necessary and desirable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below; and

     WHEREAS, the parties hereto desire to amend the Rights Agreement, as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. The definition of "Acquiring Person" as set forth in Section 1(a) of the Rights Agreement is hereby amended by adding the following provision at the end of the first sentence thereto:

          "; proviedd, however, that NUI Holding Company shall not be deemed an "Acquiring Person" as a result of the execution, delivery and performance of the Agreement and Plan of Exchange (the "Exchange
          Agreement") entered into by and between NUI Holding Company and the Company in connection with the reorganization of the Company into a holding company structure or the consummation of the transactions contemplated in the Exchange Agreement."

     2. Section 13 of the Rights Agreement is hereby amended by adding the words "other than pursuant to the Exchange Agreement," at the end of the introductory phrase "In the event that, directly or indirectly," of such clause.

     3. Notwithstanding anything in the Rights Agreement to the contrary, the Rights Agreement and all Rights shall expire at the "Effective Time" as defined in the Exchange Agreement, a copy of which is attached hereto as Exhibit A. The Company will use reasonable efforts to provide the Rights Agent with advance notice of the anticipated Effective Time.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts to be made and performed entirely within such State, except that the rights, duties and obligation of the Rights Agent under this Amendment shall be governed by the laws of the State of New Jersey.

     5. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Rights Agent have executed this First Amendment as of the date first above written.

                                                NUI CORPORATION



                                                By: /s/ John Kean, Jr.
                                                    ____________________________
                                                    Name:  John Kean, Jr.
                                                    Title:  President
Attest:

/s/ Carol A. Sliker
___________________
Name:  Carol A. Sliker
Title:  Assistant Secretary



                                                MELLON INVESTOR SERVICES LLC
                                                formerly MELLON SECURITIES TRUST
                                                COMPANY, as Rights Agent

                                                By: /s/ Michael A. Nespoli
                                                    ____________________________
                                                    Name:  Michael A. Nespoli
                                                    Title:  Vice President
Attest:

/s/ Sonja Battle
__________________
Name:  Sonja Battle
Title:  Executive Administrator